Exhibit 21.1

List of Subsidiaries

As stated in the footnotes to the financial statements and as of December 31. 2007, the following is a list of the Company's subsidiaries:

Sinoenergy Holding Limited, a British Virgin Island corporation, 100% owned by Sinoenergy Corporation

Qingdao Sinogas General Machinery Limited Corporation, a corporation organized under the law of the People's Republic of China, 100% owned by Sinoenergy Holding Limited ("Sinogas").

The following subsidiaries are organized under the laws of the People's Republic of China and are majority owned by Sinogas:

Pingdingshan Sinoenergy Gas Company- 90% owned

Wuhan Sinoenergy Gas Company- 90% owned

Sinogas Yuhan Chemical Equipment Ltd. - 90% owned

Jiaxing Lixun Automotive Electronic Co, Ltd - 70% owned

Anhui Gagher Energy Company - 55% owned

The following companies are organized under the laws of the People's Republic of China and Sinogas has a minority interest:

Hubei Gagher Energy Company - 45% owned

Xuancheng Sinoenergy Vehicle Gas Company - 30% owned